FOR IMMEDIATE RELEASE

TriLinc Global Impact Fund, LLC Appoints Kun Yong (Brent) Park as Chief Financial Officer of the Company

TriLinc Global Impact Fund, LLC (“TGIF” or the “Company”) today announced the appointment of Brent Park as its Chief Financial Officer (CFO), effective April 1, 2025.

The board of managers (the “Board”) of TGIF appointed Brent Park, age 43, to serve as the Chief Financial Officer of the Company, effective as of April 1, 2025. Upon Mr. Park’s assumption of the role on April 1st, Gloria Nelund's tenure as the Company’s interim Chief Financial Officer ended and she continues to serve in her longstanding positions as Chairman, President, and Chief Executive Officer of the Company.

Mr. Park brings extensive experience in financial reporting, auditing, and fund accounting to the Company. He has served as Fund Controller of TriLinc Advisors, LLC, the Company’s advisor (the “Advisor”) since December 2023 and as Accounting Manager for the Advisor since May 2022.  Prior to joining the Advisor, Mr. Park was a Senior Fund Accountant at Kayne Anderson Capital Advisors, L.P. where he was responsible for preparing quarterly and annual financial statements in compliance with U.S. generally accepted accounting principles (GAAP), calculating fund level returns, and managing the net asset value (NAV) of complex structured senior credit funds.

Prior to Kayne Anderson Capital Advisors, L.P., Mr. Park held Senior Associate Audit and Assurance positions at PricewaterhouseCoopers, LLP from October 2019 to January 2021, at KPMG, LLP from November 2018 to October 2019, and at a boutique accounting firm from March 2016 to October 2018. During this period, Mr. Park conducted financial statement audits for various clients, including private equity funds, venture capital funds, and real estate funds, gaining experience in testing valuations of Level 3 investments and accounting for business combinations. Mr. Park also co-founded and served as Financial Manager at a product development and manufacturing company from July 2012 to October 2015, where he managed financial statements and analyzed financial data. Mr. Park holds a Bachelor of Arts in Environmental Economics and Policy from the University of California, Berkeley and is a Certified Public Accountant.

“We are thrilled for Brent to become CFO of the Company,” said Gloria Nelund, Chairman, President and Chief Executive Officer of TGIF. “His deep financial acumen and experience with the Company will be invaluable as we continue to pursue our strategy and deliver value to our shareholders.”

About TriLinc Global Impact Fund

TGIF is a public non-traded, externally managed, limited liability company that makes impact investments in lower, middle-market companies globally that provide the opportunity to achieve both competitive financial returns and positive measurable impact. TGIF distinctly combines the goals of fostering financial inclusion and accelerating climate transition through the businesses selected for investment.  The Company evaluates not only a company’s financial position and potential for investment return but also their business practices and commitment to supporting a better future for their communities and their environment.  For more information, please go to our website: www.trilincglobal.com

Contact:

Robert Kronman – Director of Marketing TriLinc Global

Office 424 200 6202

Cell 310 497 2116

Email: rkronman@trilincglobal.com